Exhibit 23
----------


                          Independent Auditors' Consent


The Board of Directors
New Brunswick Scientific Co., Inc.



We consent to the incorporation by reference in the registration statements (No. 33-70452, No. 333-06029 and No. 33-16024) on Form S-8 of New Brunswick
Scientific Co., Inc. of our report dated January 25, 2000, with respect to the combined balance sheets of DJM Cryo Research Group as of April 30, 1999 and 1998, and the related combined profit and loss accounts, reconciliations of movements in net assets and cash flows for each of the years in the two-year period ended April 30, 1999, which report appears in the Form 8-K of New Brunswick Scientific Co., Inc. dated February 4, 2000.



                                      KPMG


Ipswich, England
February 4, 2000